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                                                                   Exhibit 99.1


For Immediate Release

Covista Sells Selected Assets to PAETEC for Cash.
Will Use Proceeds to Significantly Accelerate Expansion of Core Business.


Wednesday May 26, 2004

CHATTANOOGA, TN --(BUSINESS WIRE)--May 26, 2004--Covista Communications, Inc. (NASDAQ: CVST), a provider of bundled telecommunication services for residential and small business customers, today announced that it has signed a definitive agreement to sell selected commercial customers, switches and related facilities to PAETEC Communications, Inc., a Fairport, New York based competitive local exchange carrier (CLEC).

The transaction is expected to close during the second quarter of 2004 and is subject to, among other conditions, obtaining the final necessary regulatory approvals.

On closing, PAETEC shall be obligated to pay approximately $15.1 million in cash, subject to final adjustment, based on a multiple of monthly operating revenue of approximately $2.7 million associated with the selected customers, assets and facilities. Payment is due in three installments with the majority payable upon closing. In addition, PAETEC will assume leases for existing switch facilities in New York and Philadelphia, as well as office locations in Bensalem, PA and Paramus, NJ. Covista will also execute a Wholesale Service Agreement to purchase $12 million of services from PAETEC over 24 months.

Mr. John Leach, Chief Executive Officer of Covista stated, "The funds from this transaction will allow Covista to accelerate the expansion of our residential bundled service offerings." Mr. Leach continued, "For the balance of 2004, we plan to build on the momentum we have created by extending our local service footprint to additional markets in the Northeast and Mid-Atlantic regions as well as certain states in the Southeast. This transaction also improves our efficiency by allowing us to consolidate all of our key operations into Chattanooga. Additionally, we will refine our roll-out strategy related to certain new technologies, including VOIP, in order to better serve the demands of our customer base."

Mr. Brad Bono, Chief Operating Officer for PAETEC stated "Our integration team is moving quickly to bring together the best from both companies in terms of people, processes and technology. We remain confident that through these efforts we will be able to achieve our goals."

About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small to medium sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis, as well as in New York City and Philadelphia which are to be sold to PAETEC. Covista operates Network Operation; call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.
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Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-k and form 10-q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.


Contact:
Thomas Gunning
Corporate Secretary
Covista Communications, Inc.
Tel: (201) 599-6464
Fax: (201) 599-9017
E-mail: tgunning@covista.com
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